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                                [LETTERHEAD OF]
                            FOLEY, HOAG & ELIOT LLP

                                                                     EXHIBIT 8.1

                                                                 August 26, 1998

THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
5915 Rodeo Road
Los Angeles, California 90016

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "Certain Federal Income Tax Consequences" contained in the Prospectus, which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by Cytec Industries Inc. ("Cytec") with the Securities and Exchange Commission (the "SEC") in connection with the merger of CAM Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Cytec, with and into The American Materials & Technologies Corporation ("AMT"), a Delaware corporation (the "Merger"), in accordance with the Agreement and Plan of Merger dated as of July 8, 1998, as amended, by and among Cytec, Merger Sub and AMT. Subject to representations, assumptions and other conditions described or referenced therein, the description of anticipated material federal income tax consequences of the Merger set forth under such heading accurately and fairly sets forth our opinion.

     Our opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department proposed temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

     We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          FOLEY, HOAG & ELIOT LLP

                                          /s/ LEONARD SCHNEIDMAN

                                          --------------------------------------
                                                A Partner